Exhibit 99.1

August 22, 2012

Dear Fellow Stockholder:

We have previously sent to you proxy material for the important Special Meeting of Network Engines, Inc. stockholders, to be held on September 18, 2012.  Your Board of Directors unanimously recommends that stockholders vote FOR all items on the agenda.

Your vote is important, no matter how many or how few shares you may own.  If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.

Very truly yours,

Gregory A. Shortell

President and Chief Executive Officer

REMEMBER:

You can vote your shares by telephone, or via the Internet.  Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-888-750-5834.